Exhibit 99.1

Fitch Rates Schering-Plough 'A+'; Rating Outlook Negative

Fitch Ratings-Chicago-September 19, 2003: Fitch Ratings has assigned credit ratings of 'A+' to Schering-Plough Corporation's (Schering-Plough) senior unsecured debt and bank loan debt, and 'F1' to the company's commercial paper. The ratings apply to approximately $2.14 billion of debentures and commercial paper. The Rating Outlook is Negative.

Schering-Plough's ratings reflect a solid balance sheet and strong liquidity. Liquidity is provided by a large cash balance and short-term investments of $4.11 billion at the end of the second quarter (primarily outside the U.S.), $2 billion available under various bank agreements supporting a $3.5 billion commercial paper program, and approximately $1.9 billion that can be accessed off-shore through a financial instrument. Total debt, including equity-type securities, of $2.14 billion coupled with the cash and short-term investment, yielded a cash position net of debt of $1.97 billion at June 30, 2003. The company's liquidity covers very light long-term-debt maturities. For the trailing 12-month period at the end of the second quarter, leverage as measured by total debt-to-EBITDA was 1.2 times (x).

The Negative Rating Outlook reflects near- to intermediate-term risks of further erosion in revenues of the Claritin product and Intron franchise, as well as downward pressure on earnings and cash flow resulting from regulatory compliance issues regarding FDA current good manufacturing practices (cGMP)in the U.S. and additional regulatory deficiencies in Europe, pending U.S Attorney investigations into the company's sales and marketing practices, and costs of launching and in-licensing new drug products to replace high-margin Claritin revenues. In the event of a significant settlement regarding pending legal issues, most notably the investigations by the U.S Attorney's District Offices in Pennsylvania and Massachusetts, or large payments for product in-licensing deals or product acquisitions, an evaluation of the current ratings will follow.

Potential loss in revenues and earnings is anticipated in the near- to intermediate-term from pressure in the over-the-counter loratidine market post 6-month market exclusivity, and aggressive competition in the Hepatitis C treatment area, including potential new generic ribavirin entrants. The ratings recognize a collaborative research and development program (with spending in 2002 representing approximately 14% of total sales), strengthened by internal development and licensing agreements. Declines are expected to be partially offset by R&D successes, including Zetia, a novel therapy for cholesterol lowering, and the fixed-dose combination of Zetia with Merck's statin drug, Zocor. Fitch will monitor the company in the intermediate-term for stabilization of total revenues and earnings in the midst of the operational challenges. Interest coverage as measured by EBITDA-to-interest incurred was 32.4x, at June 30, 2003.

Despite a dramatic dividend reduction, negative free cash flow is expected through 2004. Schering-Plough finalized a work plan with the FDA in May 2003 to address the consent decree at the Manati and Los Piedras, Puerto Rico, and Union and Kenilworth, New Jersey manufacturing operations, however, additional penalties may ensue if significant deadlines are delayed. Earnings and cash flows will be negatively impacted through 2005 by increased costs dedicated to the resolution of the regulatory compliance issues, as the GMP work plan comes to completion. Fitch expects Schering-Plough to continue to bolster revenues and earnings through strategic research and marketing alliances, given the company's thin late-stage R&D pipeline. EBITDA margin will be affected by sales and marketing costs for new product introductions, as well as present and future marketing and distribution alliances.

Schering-Plough has three financial instruments that contain rating triggers, of which two relate to swap arrangements and one being a foreign subsidiary financing vehicle. The swaps are triggered if ratings fall below A and A2 (with one of the swaps triggered if ratings fall below A or A2 on a specific date in 2007), and the foreign subsidiary arrangement is restricted if ratings fall below A or A2. The termination of the swap agreements could result in significant tax liabilities, although grace periods exist for one instrument. The foreign subsidiary financing arrangement could be unwound with foreign cash reserves.

Contact: Michael Zbinovec +1-312-368-3164, or Luke Coha +1-312-606-2320, Chicago.